UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 17, 2019

MAGELLAN MIDSTREAM PARTNERS, L.P.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-16335	73-1599053
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Williams Center

Tulsa, Oklahoma 74172

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (918) 574-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Units representing limited partnership interests	MMP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 17, 2019, Magellan Midstream Partners, L.P. (“Magellan”), several banks and other financial institutions (collectively, the “Lenders”) and Wells Fargo Bank, National Association, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), entered into a 364-Day Credit Agreement, dated as of May 17, 2019 (the “364-Day Credit Agreement”). The 364-Day Credit Facility will mature on May 15, 2020 (subject to the term-out option described in the following paragraph) (the “364-Day Termination Date”).

Pursuant to the 364-Day Credit Agreement, the Lenders have committed to provide up to an aggregate principal amount of $500.0 million at any one time outstanding, subject to a term-out option. Magellan may exercise the term-out option no later than 30 days prior to the 364-Day Termination Date and elect to have all outstanding borrowings converted into a term loan due and payable on the date that is 24 months after the 364-Day Termination Date, subject to the payment of a term-out fee.

Borrowings under the 364-Day Credit Agreement will be unsecured and bear interest at a LIBOR rate or a base rate, plus an applicable margin. The applicable margin used in connection with interest rates and fees is based on the credit ratings assigned to Magellan’s senior unsecured, long-term indebtedness. The applicable margin for LIBOR rate loans ranges from 1.00% to 1.250% and the applicable margin for base rate loans ranges from 0.00% to 0.250%. Amounts outstanding under the 364-Day Credit Agreement may be accelerated for typical defaults including, but not limited to, the failure to repay the principal or interest of a borrowing, failure to observe or perform any covenant, failure to pay a material judgment, certain bankruptcy events or a change of control.

The 364-Day Credit Agreement contains customary representations, warranties and covenants, including limitations on incurrence of liens, new lines of business, mergers, transactions with affiliates and restrictive agreements. The 364-Day Credit Agreement also includes covenants limiting, as of the last day of each fiscal quarter, the ratio of the consolidated debt of Magellan and its restricted subsidiaries to the consolidated EBITDA (as defined in the Credit Agreements) of Magellan and its restricted subsidiaries, measured for the preceding twelve months, to not more than 5.00 to 1.00. This requirement is subject to a provision for temporary increases of the limitation to 5.50 to 1.00 in connection with certain material acquisitions.

In addition, on May 17, 2019, Magellan, the lenders party thereto and Administrative Agent, entered into the First Amendment (the “Amendment”) to that certain Second Amended and Restated Credit Agreement, dated as of October 26, 2017 (the “Second A&R Credit Agreement”) by and among Magellan, the lenders party thereto and the Administrative Agent (as amended, supplemented and modified from time to time, the “Second A&R Credit Agreement”). The Amendment amended the Second A&R Credit Agreement to, among other matters, (i) extend the maturity date to May 17, 2024 and (ii) include customary LIBOR replacement language.

The disclosures contained in this Item 1.01 do not purport to be complete descriptions of the Credit Agreement or the Amendment and are qualified in their entirety by reference to the Credit Agreement and the Amendment, which are filed as Exhibits 10.1 and 10.2 hereto, respectively, and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth above under Item 1.01 are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 10.1	364-Day Credit Agreement, dated as of May 17, 2019, among Magellan Midstream Partners, L.P., as borrower, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto.

Exhibit 10.2	First Amendment to Second Amended and Restated Credit Agreement, dated as of May 17, 2019, among Magellan Midstream Partners, L.P., as borrower, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Magellan Midstream Partners, L.P.

	By:	Magellan GP, LLC,
its general partner

Date: May 22, 2019	By:	/s/ Suzanne H. Costin
	Name:	Suzanne H. Costin
	Title:	Vice President and Corporate Secretary